Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-267673) of MoonLake Immunotherapeutics of our report dated March XX, 2023, relating to the consolidated financial statements of MoonLake Immunotherapeutics, appearing in this Annual Report on Form 10-K of MoonLake Immunotherapeutics for the year ended December 31, 2022.

/s/ BAKER TILLY US, LLP

Mountain View, CA
March 20, 2023